EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ACR GROUP, INC. REPORTS IMPROVED EARNINGS AND

SALES IN THE THIRD QUARTER ENDED NOVEMBER 30, 2005

>>> Income and sales each up 6% over prior year <<<

Houston, TX—January 12, 2006. ACR Group, Inc. (OTC-BB: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported operating results and sales for the nine-month period and the quarter ended November 30, 2005, the third quarter of fiscal 2006.

Net income for the quarter ended November 30, 2005 was $654,000, or $.06 per share, compared to $618,000, or $.06 per share, for the quarter ended November 30, 2004. Operating income at the Company’s four business units other than those based in Georgia and Colorado grew 49% over the previous year. As previously reported, both sales and income at the Georgia and Colorado business units have declined in fiscal 2006 during a transition of their HVAC equipment brands.

Sales in the quarter ended November 30, 2005 were $50.0 million, which was 6% greater than in the same quarter of 2004. Excluding the two business units that changed equipment brands, sales increased 30%, and same-store sales increased 23%, in 2005 compared to 2004. Quarterly sales growth was strongest in Florida and Texas, driven by favorable seasonal weather conditions and continued robust construction activity.

In the quarter ended November 30, 2005, the Company also recorded a gain of $344,000 on an interest rate swap agreement that is accounted for as an investment. Rising long-term interest rates increased the fair value of the swap agreement, which essentially converts the interest rate on a portion of the Company’s indebtedness from a variable rate to a fixed rate.

Net income for the nine-month period ended November 30, 2005 was $2,670,000, or $0.24 per share, compared to $3,812,000, or $0.36 per share, for the nine-month period ended November 30, 2004. The decrease in earnings in 2005 is attributable to the decline in sales and income at the Georgia and Colorado business units.

For the nine-month period ended November 30, 2005, the Company reported sales of $158.7 million, an increase of 1% over sales of $156.9 million for the nine-month period ended November 30, 2004. Excluding the Georgia and Colorado business units, sales increased 24%, and same-store sales increased 17%, in the nine-month period ended November 30, 2005 compared to the same nine-month period in 2004.

(more)

ACR Group, Inc.	NEWS RELEASE
January 12, 2006

Gross margin percentage on sales increased to 23.6% in the quarter ended November 30, 2005, and to 23.5% for the nine-month period then ended, compared to 23.3% and 22.9%, respectively, for the same periods in 2004. The margin improvement in each measurement period resulted from both the Company’s success in negotiating improved purchasing and payment terms with suppliers and a change in sales mix as a result of reduced sales of lower margin equipment in Georgia and Colorado.

Commenting on the Company’s third quarter and year-to-date results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “In the third quarter, we generated significant gains in both sales and operating results in Texas, Florida and California, the three largest U.S. markets for HVAC products. We believe these business units are positioned for further growth. We continued to be challenged at our Georgia and Colorado-based business units to recover sales that were displaced in the transition of equipment brands. For the remainder of fiscal 2006, we are focused on taking steps to regain this business. We have already added a highly respected domestic equipment brand at our Georgia business unit, which should boost sales beginning in fiscal 2007. We expect that the current high level of activity in our industry, which may be reinforced by a government mandated increase in the efficiency of HVAC equipment that becomes effective in January 2006, will continue to help mitigate the shortfall in Georgia and Colorado.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. As of November 30, 2005, the Company owned and operated 49 branch locations that are organized into six business units covering nine states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

(financial data to follow)

CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532

ACR Group, Inc.	NEWS RELEASE
January 12, 2006

ACR GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2005	2004	2005	2004
Sales	$50,013	$47,339	$158,691	$156,922
Cost of sales	38,208	36,289	121,420	121,065

Gross profit	11,805	11,050	37,271	35,857

Selling, general and administrative costs	10,826	9,972	32,567	29,353

Operating income	979	1,078	4,704	6,504

Interest expense	388	252	1,066	787
Interest derivative loss (gain)	(344)	4	(182)	(19)
Other non-operating income	(162)	(121)	(485)	(434)

Income before income taxes	1,097	943	4,305	6,170

Provision for income taxes	443	325	1,635	2,358

Net income	$654	$618	$2,670	$3,812

Earnings per share:
Basic	$.06	$.06	$.24	$.36

Diluted	$.06	$.06	$.24	$.35

Weighted average shares outstanding:
Basic	11,054	10,707	10,990	10,690

Diluted	11,293	11,030	11,304	10,846